exhibit l.2

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

(302) 658-9200

(302) 658-3989 FAX

November 28, 2017

Invesco High Income 2024 Target Term Fund

1555 Peachtree Street, N.E.

Atlanta, Georgia 30309

Re:	Invesco High Income 2024 Target Term Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel to Invesco High Income 2024 Target Term Fund, a Delaware statutory trust (the “Fund”), in connection with certain matters of Delaware law relating to the proposed issuance of Shares of the Fund as contemplated by a proposed Underwriting Agreement (the “Underwriting Agreement”) among the Fund, Invesco Advisers, Inc., and Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as Representatives (as defined in the Underwriting Agreement) of the several Underwriters named in Schedule I to the Underwriting Agreement (such Shares, the “Firm Shares”). Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Agreement and Declaration of Trust of the Fund dated as of October 18, 2017 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Pre-Effective Amendment No. 3 to Registration Statement No. 333-217870 under the Securities Act of 1933 and Registration Statement No. 811-23251 under the Investment Company Act of 1940 on Form N-2/A of the Fund to be filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”); the Certificate of Trust of the Fund as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on February 8, 2017; the Agreement and Declaration of Trust of the Fund dated as of February 8, 2017 (the “Initial Governing Instrument”); the Governing Instrument; the Underwriting Agreement; resolutions of the Board of Trustees of the Fund adopted at a meeting held on October 17-18, 2017 (the “Resolutions”); and the Bylaws of the Fund effective as of October 18, 2017 (the “Bylaws” and, together with the Governing Instrument, the Underwriting Agreement, the Registration Statement and the Resolutions, the “Governing Documents”). In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or

Invesco High Income 2024 Target Term Fund

November 28, 2017

drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents reviewed by us under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including the due adoption by the Board of Trustees of the Resolutions) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) the payment of consideration for the Shares, and the application of such consideration, as provided in the Governing Documents, and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of the Shares; (iv) that no event has occurred that would cause a termination or dissolution of the Fund; (v) that the Fund became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; (vi) that the activities of the Fund have been and will be conducted in accordance with the terms of the Initial Governing Instrument and the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (vii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Fund in connection with the issuance or transfer of Shares; (viii) that the required consideration for the Shares is paid in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and that the Shares are otherwise issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and the Delaware Act; and (ix) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to, or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Fund or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Firm Shares, when issued and delivered in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable Shares.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under

Invesco High Income 2024 Target Term Fund

November 28, 2017

Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Fund and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ David A. Harris

David A. Harris